Exhibit 99.2

Tianyin Pharmaceutical Co., Inc. Fiscal 2012 Earnings Call
September 28, 2012

Operator:   Good day, ladies and gentlemen, and thank you for standing by.  Welcome to the Tianyin Pharmaceutical Inc.'s Fiscal Year 2012 Earnings Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero, for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, September 28, 2012.

I would now like to turn the conference over to our host, Dr. James Tong, Chief Financial Officer.  Please go ahead, sir.

Dr. James Tong:   Thank you, Operator.  Good morning, good evening, ladies and gentlemen.  Welcome to Tianyin Pharmaceutical, TPI, Fiscal 2012 Earnings Conference Call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business Development Officer of TPI; along with Dr. Victor Yang Tao; Chief Operating Officer; Simon Min Ren, Director of Investor Relations, of the Company. During this conference call, we will be reviewing the fiscal 2012 financial highlights, followed by the question-and-answer period.

Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but not limited to, such factors as unanticipated changes in the product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in TPI's filings and future filings with the United States Securities and Exchange Commission.  The forward-looking statements contained in this presentation are made only for this date and TPI is under no obligation to revise or update those forward-looking statements.

Fiscal year 2012 financial highlights.  Revenue delivered $69.6 million, compared with $95.2 million in fiscal year 2011.  Operating income delivered $8.5 million, compared with $18.1 million in fiscal year 2011.  Net income was $6.4 million, compared with $15.7 million in fiscal 2011.  Earnings per share of $0.22 per basic share and $0.22 per diluted share, compared with $0.55 per basic share or $0.53 per diluted share in fiscal year 2011.  Cash and cash equivalents totaled $35.2 million on June 30, 2012.  Operating cash flow for the fiscal year 2012 was $8 million, compared with the $14.2 million for the fiscal year 2011.

Sales for the fiscal year 2012 was $69.6 million, decreased 26.9% from $95.2 million for the fiscal year 2011.  The decrease was due to the generic pricing pressure under ongoing healthcare reform.  We witnessed a 17% reduction of TPI's organic portfolio revenue from $63.9 million for the fiscal year 2011 to $53.0 million for the fiscal year 2012.  Our core products sales are: Ginkgo Mihuan Oral Liquid， GMOL, $17.1 million; and Shuangxin Granules, APU, $2.7 million; Xuelian Chongcao, XLCC, $2.2 million; Azithromycin Dispersible Tablets, AZI, $3 million; Qingre Jiedu Oral Liquid, QRE, $3.5 million. The core product portfolio totaled $28.5 million or 53.8% of the organic portfolio revenue.

Gross profit for fiscal year 2012 was $24.3 million at 35% gross margin, compared with $42.5 million at 44.6% gross margin for fiscal year 2011.  The decrease in gross margins was the result of: 1) wide generic pricing pressure by competition and healthcare reform policies, and 2) government policies prioritize the Essential Drug List drug sales that simultaneously reduce and negatively impact the sales and margins of our generic pharmaceuticals.  During the fiscal year 2012, our organic product portfolio delivered 45% gross margins, about 7% lower than 52% in fiscal year 2011.  Provided the blend of the TMT, Tianyin Medicine Trading distribution revenue and gross margin reduction associated with our proprietary portfolio as the current pricing trend continues, we anticipate our overall gross margin in the near term to stabilize around 35% for the fiscal year 2013.

Operating and R&D expenses were $15.8 million in fiscal 2012, compared with $24.4 million in fiscal year ended 2011. The decrease is in line with the sales and margin decrease under the current market condition.  We expect the operating expense percentage to stabilize between 20% to 25% of the revenue for the coming year.

Net income was $6.4 million in fiscal year 2012, compared with the $15.6 million in fiscal year 2011.  The decrease was caused by the revenue decrease and margin compression due to the ongoing healthcare reform policy.

Diluted earnings per share for the fiscal year 2012 were $0.22 based on 29.3 million shares, compared with the earnings of $0.53 per diluted share for the fiscal year 2011, based on 29.8 million shares.

Balance Sheet and Cash Flow.  As of June 30, 2012, we had cash and cash equivalents of $35.2 million.  Net cash generated from operating activities was $8.0 million for the year ended June 30, 2012, compared with $14.2 million operating cash flow for the fiscal year 2011.  We believe that TPI is adequately funded to meet all of the working capital and capital expenditure needs for fiscal 2013.

Business Development & Outlook

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product Gingko Mihuan Oral Liquid，GMOL, contributes close to 25% of our total revenue. Clinical application and information gathered from our physicians showed that in addition to our approved indication for the usage of GMOL: cardiovascular disorders, coronary heart disease and cerebral ischemic attack including strokes. Off-label use of GMOL has been indicated in hepatic diseases and ophthalmological diseases. The validity and mechanisms of these observations are being investigated in a number of hospitals.

Under the ongoing healthcare reform policy that favors the sale of EDL drugs in China, the national or provincial EDL listing could substantially support the market development of these products. Recently, GMOL has been selected as an EDL drug in Henan province, Shandong province and the City of Chongqing’s (with a combined population of approximately 230 million) EDL provincial supplementary lists. The EDL status grants a full insurance coverage or 100% government reimbursement for patients.

Jiangchuan Macrolide Project (JCM)

After the completion of 240-ton JCM facility for the R&D and manufacturing of API and chemical intermediates of macrolide antibiotics, JCM was approved for its GMP certification designated as "CHUAN M0799," which is valid for the period of December 31, 2011 until December 31, 2015. The JCM underwent efficiency improvement and calibration for large scale production for the initial six months of testing operation. Under the current volatile macrolide API pricing environment, we are cautious in ramping up the production of JCM. We target the revenue contribution from JCM approximately $20 million for next 12 months. TPI will utilize about 40% of the Azithromycin raw material manufactured from JCM.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

TPI has initiated the process of optimizing the manufacturing facilities and production lines in compliance with the new GMP standards by calendar year 2013. Concurrently, the city of Chengdu has re-designated various industrial parks for particular industries such as automobile, biotechnologies, pharmaceuticals and chemical engineering. As a consequence, TPI's current manufacturing facility at the Longquan district, east of Chengdu, which is designated for use by the automotive industry, is scheduled to be relocated to Qionglai city, south of Chengdu, designated for the pharmaceutical industry. The Qionglai facility (QLF) is approximately 18 miles from the Company's JCM facility. The proposed relocation project also includes our TCM pre-extraction plant, which is located near the center of city of Chengdu, a rapidly expanding residential area.

The QLF is estimated to be 80 mu or approximately 13 acres. Both pre-extraction plant and the formulation plant are to be relocated. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at TPI's facilities. The re-location and construction cost is estimated at $25 million for Phase I which, when completed in early 2013 expectedly, will expand the current capacity by 30%. For Phase II of the QLF project, an additional $10 million may be invested to further expand the capacity according to the demand of production.

Since the beginning of the QLF relocation project in early February, the relocation project has been on schedule as of September 2012. Our pre-extraction plant will be relocated during Phase I of the QLF project.

Fiscal Year 2013 Financial Guidance

We have met and exceeded the $66.0 million fiscal year 2012 revenue forecast. The net income for fiscal year 2012 is $6.4 million which is slightly below our forecast net income of $6.5 million. The forecasted net income excludes any non-cash expenses associated with stock compensation plans or stock option expenses.

We believe the following factors will influence the future growth perspectives of our Company:

●	Market expansion and revenue growth of TPI's core product portfolio led by flagship product GMOL and other major products;
●	Ramp up of JCM revenue in the fiscal year 2013;
●	The gradual stabilization of generic sales following the progressive pricing restrictions caused by the ongoing healthcare reform;
●	Steady TMT distribution revenue contribution;
●	QLF relocation and smooth transition of production capacity; and
●
Our market analysis leads us to believe that the generic pricing pressure is likely to continue, but the JCM along with the TMT distribution revenue are expected to offset the generic sales decrease and support the revenue growth of the Company at the percentage about 10 - 15% for the coming year. We forecast the fiscal 2013 revenue between $75 to $80 million and a net margin around 10%.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Thank you, Operator.  Please open the question-and-answer period.

Operator:   Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.  If you'd like to withdraw your question, press the star, followed by the two.  If you're using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Adam Waldo with Lismore Partners.  Please go ahead.

Adam Waldo:   Yes, good day. Adam Waldo from Lismore Partners.  James, thank you for taking the questions.  A couple of housekeeping questions on differences between what you'd said on the conference call and what appeared in the press release and then some more substantive questions.  On the conference call you referred to management believing that TPI is adequately funded to meet all working capital and capital expenditure needs for fiscal 2013; the press release states fiscal 2012, should we infer from your comments on the call that the press release has a minor typo there and will be corrected.

Dr. James Tong:   Yes, Adam, thanks for the question, and we noticed that the ending time of our fiscal year is in the middle of the year and then during the typing or rearranging some of the text we did make the error on the 2012 and 2013; yes, you're right.

Adam Waldo:   So in the 8-K you'll file with the SEC you'll correct that.

Dr. James Tong:   Yes, of course.

Adam Waldo:   Okay, thank you.  And the same for the second heading of fiscal year 2012 financial guidance in the press release, you referred to it as fiscal 2013 financial guidance in your comments on the call and I assume that you intend to correct that typo as well.

Dr. James Tong:   Yes, you're right.

Adam Waldo:   Okay. Turning to substantive questions on balance sheet and liquidity and your fiscal 2013 outlook, the 35.2 million of unrestricted cash at the end of the year, had any of—had any cash flown out the door for the QLF relocation project as of the end of fiscal 2012 at June 30, or is that all still to come through the financial statements in fiscal 2013?

Dr. James Tong:   For the construction has now been the large outflow of cash because usually you have a deposit for the construction to start and then when the construction is finished at certain segments and we're going to—we're actually going to examine the progress and then we'll pay—follow the steps of the construction.  So, the first step is on track, but, you know, has not reached the payment time and I think that'll be finished at the end of this year or early next year and then the payment will go out.  So you can see that in terms of cash flow the land use right has been paid but not on the construction side.

Adam Waldo:   Okay.

Dr. James Tong:   But it will be following very soon.

Adam Waldo:   So in fiscal 2013 we have, you know, low 30 million—or pardon me, the low 20 millions to go out the door for the construction, against which we'll be seeing some cash come back in from Chengdu for the land that we are giving them and the city center, is that correct?  And you had previously estimated that at $5 to $7 million coming back to us, so net we might have something on the order of $15 to $17 million of cash going out for the remainder of QLF Phase 1 project during fiscal 2013.  Would that be an accurate estimate on my part?

Dr. James Tong:   The same is that we probably are not going to see the cash inflow from sales of land because we will build the new plant and then move the old plant towards the new plant and then when the old plant's completed and moved out and then we'll negotiate with the government for the price of the land.  So it might take some time.

Adam Waldo:   So that might go into fiscal 2014, James; it might not be completed in fiscal 2013?

Dr. James Tong:   Yes, that is correct.

Adam Waldo:   Okay.  But the $5 to $7 million preliminary estimate is still your best estimate at this point in terms of what we'll see back from Chengdu municipality for the land that we're giving up, right?

Dr. James Tong:   Yes.

Adam Waldo:   Okay.  And then final question on liquidity.  The, you know, stock is trading at a fraction of its approximately $3 per share book value, you've at various points examined financing some of this QLF Phase 1 and potentially Phase 2 through bank debt, can you update us on what you are thinking is with respect to bank debt financing for the plant relocation projects for QLF, and then your updated thoughts on the share repurchase, with the stock trading at less than 20% of book value?

Dr. James Tong:   Hmm, you're right.  So at the moment you can see that we have $6 million of bank debt and then some of them are restricted cash so it's a trade notes payable—a related trade notes payable so we have the restricted cash put in the bank and collecting interest and then these trade notes will give us six months of paying forward.  So—and some of those debts are—will be used for the QLF relocation.  At the moment that we will—we're in the mode of conserving cash and until the finishing up of the QLF facility relocation, so by that time we will be moving a certain—substantial amount of capital for the share repurchase.  As we have disclosed previously that we wanted to focus our capital and effort to finish the QLF construction because it is indeed mandatory.

Adam Waldo:   Understood and thank you.  That was a very helpful update.

Dr. James Tong:   Thank you, Adam, for the question.

Operator:   Thank you.  And once again, ladies and gentlemen, if you would like to ask a question, it's star, one.

Our next question comes from the line of Ayle Groff, a Private Investor.  Please go ahead.

Ayle Groff:   Yes, James, I've got a couple of questions.  One for the June quarter.  What did JCM contribute to the revenues, if anything?

Dr. James Tong:   The JCM is delayed and previously we have reported that we expected that can start in the late 2012 fiscal year, and now it has just started in September.  So we expected that the next 12 months the contribution of $20 million.  It has already started, is gradually ramping up the capacity.  It could be ramping up quicker but under the current API volatile market condition that we do it fairly cautiously.

Ayle Groff:   Okay.  And so that means revenues were more or less based on your TCM business and they were over $18 million for the June quarter, correct?

Dr. James Tong:   Yes, you're right.  So the contribution from our TCM business will be larger than we previously forecast, yes.

Ayle Groff:   Okay.  And then the drop in revenue from fiscal year 2011 to 2012, is that strictly been through pricing issues or have you had a decrease in unit volume as well?

Dr. James Tong:   Also decrease in the unit volume as well.  Certainly pricing restriction is the main factor.  And also, as you can see that in the disclosure is that the government policy has restricted the sales of generics in below double A hospitals which can clearly wipe out the sales in these, you can say rural areas or agriculture areas.  Previously some of the generic sales can be made there and then quite profitable, even though they are fairly, you know, dispersedly located but due to the policy, as those generics no longer can be sold there so that certainly reduced some of the volume there as well.

Ayle Groff:   So are you still running your TCM facility at roughly 90% operating capacity?

Dr. James Tong:   At this moment, yes.   As you can see that—I think it is a good question for our COO.  Let me translate it for him.  But let me just add one word that, you know, you can see that our main product, the percentage is higher, so we're gradually focusing on the major products that are doing larger sales instead of spreading our effort in the various 58 products.  Just hang on one second.

(Chinese spoken)

Dr. Victor Yang Tao:   (Chinese spoken)

Dr. James Tong:   Okay.  Our COO's answers are: there is a product structure change, so as you can see, the high margin product sales have decreased, for example, Apu Shuangxin APU, and Xuelian Chongcao, XLCC; and the lower margin products, low pricing products that actually increase, so roughly, the saturation rate is around 90%.  And also that again the product structure changed so the less inexpensive, EDL-like drugs, we have seven of them, are experiencing higher volume.

Ayle Groff:   Okay.  And what capacity is JCM facility running at now?

Dr. James Tong:   The capacity at this moment is approximately less than 5 tons per month.

Ayle Groff:   Less than 5, which is 60 tons a year, which means you're running at roughly 25% capacity.

Dr. James Tong:   Yes.  As you projected for 12 months but as soon as we start—we have already started so we expected a gradual ramp up.  So the next month or next quarter we will have a different number for you.

Ayle Groff:   Right, right, I understand that.  And what is the price per ton of API going for these days?

Dr. James Tong:   A hundred forty thousand dollars per ton and roughly 800 yuan per kilogram.

Ayle Groff:   Right.  And that's down from 200,000 when you first started this whole process, if I'm not mistaken?

Dr. James Tong:   Yes.

Ayle Groff:   Okay.  And then my last question is, when do you expect to begin the GMP certification process on the new QLF Phase 1 project?  When do you expect to be able to start that GMP process?

Dr. James Tong:   Our expectation is early 2013.

Ayle Groff:   And that's generally roughly about a four to six week process?

Dr. James Tong:   The GMP—let me check with our COO. (Chinese spoken)

Dr. Victor Yang Tao:   (Chinese spoken)

Dr. James Tong:   Plant relocation is expected to complete by February next year; GMP certification.

Ayle Groff:   So you'll be able to ramp that up pretty—right off the bat, so we're looking at February or March of 2013 before that facility is up and running and contributing.

Dr. James Tong:   Yes, you're right.

Ayle Groff:   Okay, thanks for your time.  Appreciate it.

Dr. James Tong:   Thanks for the question.

Operator:   Thank you.  And our next question is a follow-up from Adam Waldo with Lismore Partners.  Please go ahead.

Adam Waldo:   Just a couple of follow-up questions on your fiscal 2013 guidance, James, and a decomposition of it.  You've given guidance for $75 to $80 million in fiscal year 2013 revenue with a net margin of around 10%, as we think about the components of the revenue guidance, how would you decompose the $75 to $80 million total revenue guidance into contributions from the organic portfolio, GMP distribution revenue and revenue from, you know, the JCM, which I think you've put at $20 million, so I guess I'll need to go back to that.  But how much of the remaining, you know, $55 to $60 million would be organic portfolio versus TMT in your fiscal 2013 guidance?

Dr. James Tong:   Sure.  So if you look at—so we put in $75 and $80 million under, you know, under this annual report is that we did not—did not offer more resolution on this because we wanted, you know, after the first quarter we probably will have better resolution. If you look at the $80 million or $75 million, let's say factoring in $15 to $20 million for JCM and then we're expecting about $60 million for the Tianyin business and the Tianyin business together with TMT distribution revenue.  But if you look at—as the time progresses that if the JCM ramp up increased higher than expected—you know, first two quarters higher than our projection of $20 million, then we will be revise up our guidance.  You know, that depends on the condition of the TCM product sales.  Because at this moment we do not see the markets further deteriorate and our core product has been listed in the provincial EDL, which is a plus, so we factor in a flat or gradual increase of the growth but all these things could change because the policy in healthcare reform could be changing as well.  That's why so far I think the short answer will be that we put $75, $80 million as pretty good visibility but the division of that to be JCM and then a moderate growth for the TCM business, but then also could be an expected JCM revenue but a higher growth trend for the Tianyin business.

Adam Waldo:   Okay.  And given that the organic portfolio did $53 million in fiscal year 2012 without the benefit of the new approvals in several major provinces plus Chongqing where you have, you know, access to 230 million new population that you didn't before, should we feel pretty good about the conservatism of the implicit organic portfolio guidance in your fiscal 2013 revenue outlook, at least, initially, here?

Dr. James Tong:   Yes, or we will try to—we want to stay conservative in projection.

Adam Waldo:   Yes.

Dr. James Tong:   We're certainly very excited for the listing of the EDL, province EDL for GMOL and there are other products too we're making efforts and listed also in EDL as well which we'll be updating for our investors.  Yes, so we're staying on the conservative side here.

Adam Waldo:   Glad to hear it.  Thank you.

Dr. James Tong:   Thanks, Adam.

Operator:   Thank you.  And ladies and gentlemen, if there are any additional questions, please press star, one at this time.

And our next question comes from the line of Jin Liu with Huawei.  Please go ahead.

Jin Liu:   Thank you.  Thanks for taking my question.  Hello, James.  This is Liu Jin.

Dr. James Tong:   Hi.  Liu Jin.

Jin Liu:   Hi.  Yes.  And my first question is about the GMOL (inaudible) upgrade (ph), absent the (audio interference) for GMOL in the fourth quarter, is—are high (audio interference)—I mean much higher than the (inaudible) in the first three quarters and I would like to—can you (inaudible) on that?

Dr. James Tong:   Can you repeat the question because there was a little bit of noise there when you were talking.

Jin Liu:   Yes.  I'm sorry.  Yes, I think the growth rate, the sales growth rate for GMOL in the fourth quarter has increased to 52% year-over-year but GMOL net (ph) sales and (audio interference) year-over-year basis and (audio interference) with last year (cross talking)…

Dr. James Tong:   Let me repeat the question.  Do you mean that GMOL sales is higher in the fourth quarter than the other quarters, right?

Jin Liu:   Yes.  (Cross talking)…

Dr. James Tong:   Yes, okay.  It does have seasonality.  During the summer we do experience a higher GMOL sales due to the increase of stroke patients.  It could be due to various reasons.  One of them we can think of is that during the summer there's a higher chance of increase of blood viscosity which are related to  certain cardiovascular diseases that can certainly stimulate the sales of GMOL.  This has been the case for the past several years when GMOL was introduced in the market.  So in the fourth quarter usually we did experience a higher GMOL sale.

Jin Liu:   Okay, and my second question is about the capex.  How much is the capex for upgrading the facilities on (inaudible)?

Dr. James Tong:   Oh.  Well, we expect $25 million in total which I think the $3 to $5 million for the land use rights and the rest of it will be for the construction.

Jin Liu:   Okay, I see.  Thank you (inaudible).

Dr. James Tong:   Thank you.

Operator:   Thank you.  And our next question is a follow-up from Ayle Groff.  Please go ahead.

Ayle Groff:   Yes, James.  Has there been any headway made on deals with Bangladesh, or I believe at the annual meeting there was talk of possibly doing something with GMC change in the United States, is any headway been obtained on either one of those?

Dr. James Tong:   So for the Bangladesh, due to the JCM delays, so with Relations International.  We have been working with them and previously updated for other investors that we have signed the agreement of distribution.  JCM testing operation took longer and there is delay for further progress but we have already started JCM operation and we're certainly moving ahead with that project.  If there's any substantive progress we'll be updating for you.  For the U.S. side, we have already sent our samples to a distribution company in U.S. without names disclosed, and we're certainly awaiting for the response from them to see what type of collaboration we actually will be pursuing going forward for our sort of export business, yes.

Ayle Groff:   So for Bangladesh you pretty much can't count anything on that for fiscal year 2013, correct?

Dr. James Tong:   Towards the end of 2013, so you're talking about nine months from now that there could be something substantive, but not as early as this quarter or the next quarter.

Ayle Groff:   Okay.  All right, thank you.

Dr. James Tong:   Thanks.

Operator:   Thank you.  And I'm showing there are no further questions.  I'll turn the call back to Mr. Tong for closing remarks.

Dr. James Tong:   Thank you, Operator.  It's been a pleasure to speak with you regarding the fiscal year 2012.  Thanks for the questions.  We will be updating with you the progress of Tianyin Pharmaceutical from time to time and please feel free to contact the management for any further question or follow-up.  Thank you.

Operator:   Ladies and gentlemen, this concludes our conference for today.  We thank you for your participation.  You may now disconnect.